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As filed with the Securities and Exchange Commission on April 28, 1997
                                            Registration No. 333-______________

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                 ---------------

                                C. H. Heist Corp.
             (Exact name of registrant as specified in its charter)

           New York                                            16-0803301
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)



810 North Belcher Road, Clearwater, Florida                        34625
(Address of Principal Executive Offices)                         (Zip Code)



                                 ---------------

                                C.H. Heist Corp.
                           LEVERAGED STOCK OPTION PLAN
                            (Full title of the plan)

                                 ---------------

                                 JOHN L. ROWLEY
                             Vice President-Finance
                                C.H. Heist Corp.
                             810 North Belcher Road
                            Clearwater, Florida 34625
                     (Name and address of agent for service)

                                 (813) 461-5656
          (Telephone number, including area code, of agent for service)

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
                               CALCULATION OF REGISTRATION FEE
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Title of              Amount                   Proposed                  Amount of
securities to         to be                    maximum aggregate         registration
be registered         registered(1)            offering price(2)            fee
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
Common
Stock
$.05 par value        375,000 shares           $2,671,875                $810

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
(1) Also includes an indeterminable number of additional shares that may become issuable pursuant to the anti-dilution provisions of the Plan.

(2) Estimated solely for the purpose of calculating the registration fee, based on the closing price per share of the Company's shares on the American Stock Exchange on April 25, 1997, which price was
         $7.125.


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               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

                  The documents listed in (a) through (c) below are incorporated by reference in the registration statement. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") subsequent to the date of the filing of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been sold, or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of the filing of such documents.

                  (a) The Registrant's Report on Form 10-K for the year ended December 29, 1996 (the "1996 10-K");

                  (b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the 1996 10-K; and

                  (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed pursuant to the Exchange Act.

Item 6. Indemnification of Directors and Officers.

         Section 722 of the New York Business Corporation Law (the "BCL") generally provides that a corporation shall have the power to indemnify any person made party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the corporation under BCL Section 717. BCL Section 723 generally provides that a corporation shall have the power to indemnify any person made, or threatened to be made, a party to any action or proceeding other than one by or in the right of the corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation with which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he was a director or officer of the corporation, or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, actually and necessarily incurred by him as a result of such action or proceeding, or any appeal therein, if he acted in good faith, for a purpose which he reasonably believed to be in the best interest of the corporation, and, in addition, in criminal actions or proceedings if he had no reasonable cause to believe that this conduct was unlawful. Article VII of the Company's By-laws requires the Company to indemnify its officers and directors to the fullest extent in accordance with and as permitted by law for the defense of civil and criminal proceedings against them by reason of their service as officers or directors.

         Section 402 of the BCL generally provides that a corporation's certificate of incorporation may set forth a provision eliminating or limiting the personal liability of directors to the corporation or its shareholders for damages for any breach of duty in such capacity, provided that no such provision shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the BCL (generally, unlawful dividends or distributions, share repurchases, distributions

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after dissolution, or loans). Article Fourteenth of the Company's Certificate of
Incorporation provides that, to the extent permitted by the BCL (or any statute succeeding such law) as such law exists or may be amended, no director of the Company shall be liable to the Company or its shareholders for damages for any breach of fiduciary duty in such capacity occurring during the time such Article Fourteenth shall be in effect.

         The BCL also empowers the Company to purchase and maintain certain types of directors' and officers' liability insurance, and the Company has purchased such insurance.

Item 8.           Exhibits.

Exhibit Number                  Description of Exhibit
--------------                  ----------------------

     4(a)                  Leveraged Stock Option Plan

     5                     Opinion of Baker & Hostetler LLP

    15                     Letter re unaudited interim financial information

    23(a)                  Consent of KPMG Peat Marwick LLP

    23(b) Consent of Baker & Hostetler LLP (included in opinion filed as Exhibit 5 hereto)



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Item 9. Undertakings

                  The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant further undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

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Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

                  THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on April 28, 1997

                                        C.H. HEIST CORP.

                                        By: /s/ Charles H. Heist
                                           ---------------------
                                        Charles H. Heist,
                                        Chairman of the Board and
                                        President

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on April ___, 1997, by the following persons in the capacities indicated.

/s/ Charles H. Heist                         /s/ Richard W. Roberson
------------------------                     ----------------------------
Charles H. Heist,                            Richard W. Roberson,
Chairman of the Board                        Director
and President

/s/ Brian J. Lipke                           /s/ Chauncey D. Leake, Jr.
------------------------                     ----------------------------
Brian J. Lipke,                              Chauncey D. Leake, Jr.,
Director                                     Director

/s/ John L. Rowley                           /s/ Charles E. Scharlau
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John L. Rowley,                              Charles E. Scharlau,
Vice President-Finance                       Director
(Principal Financial and
Accounting Officer and Director)

/s/ Ronald K. Leirvik
------------------------
Ronald K. Leirvik,
Director


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                                  EXHIBIT INDEX
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EXHIBIT
NUMBER                     EXHIBIT DESCRIPTION
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  4(a)                     Leveraged Stock Option Plan

  5                        Opinion of Baker & Hostetler LLP

  15                       Letter re unaudited interim financial information

  23(a)                    Consent of KPMG Peat Marwick LLP

  23(b) Consent of Baker & Hostetler LLP (included in Opinion filed as Exhibit 5 hereto)